SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

________

SCHEDULE 13G/A
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
FILED PURSUANT TO RULE 13d-2(b)
(Amendment No. 3)*


		ACE*COMM Corporation

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

0044 04 109

  (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


?	Rule 13d-1(b)

?	Rule 13d-1(c)

?	Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

(Continued on following page(s))
_________________________________________________________________

CUSIP No. 0044-04-109

  1.	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

	S. Joseph Dorr
_________________________________________________________________
  2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)  ?
										(b)  ?
_________________________________________________________________
  3.	SEC USE ONLY

_________________________________________________________________
  4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States
_________________________________________________________________
			5.	SOLE VOTING POWER
  NUMBER OF			503,147
   SHARES      __________________________________________________
BENEFICIALLY	6.	SHARED VOTING POWER
  OWNED BY			0
    EACH       __________________________________________________
 REPORTING	7.	SOLE DISPOSITIVE POWER
  PERSON				503,147
   WITH        __________________________________________________
			8.	SHARED DISPOSITIVE POWER
					0
_________________________________________________________________
  9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	503,147
_________________________________________________________________
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES								?

_________________________________________________________________
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.6%
_________________________________________________________________
12.	TYPE OF REPORTING PERSON
	IN
_________________________________________________________________

Item 1.

	Item 1(a):    Name of Issuer:

			ACE*COMM Corporation

CUSIP No. 0044-04-109

Item 1(b):	Address of Issuer's Principal Executive
Offices:

				704 Quince Orchard Road
				Gaithersburg, Maryland 20878

Item 2.

	Item 2(a):	Name of Person Filing:

			S. Joseph Dorr

Item 2(b):	Address of Principal Business Office or, if
None, Residence:

				704 Quince Orchard Road
				Gaithersburg, Maryland 20878

	Item 2(c):	Citizenship:

				United States

	Item 2(d):	Title of Class of Securities:

				Common Stock, $ .01 par value

	Item 2(e):	CUSIP Number:

				0044 04 109

Item 3.	If this statement is filed pursuant to Rules 13d-1(b),
or 13d-2(b) or (c), check whether the person filing is a:

		Not applicable.

Item 4.	Ownership:

	Item 4 (a)	Amount Beneficially Owned:

				503,147

	Item 4 (b)	Percent of Class:

				5.6%

	Item 4 (c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the
vote:
				503,147

CUSIP No. 0044-04-109

				(ii)	Shared power to vote or direct the vote:
				0

(iii) Sole power to dispose or direct the
disposition of:
					503,147

(iv)	Shared power to dispose or to direct the
disposition of:
					0

Item 5.	Ownership of Five Percent or Less of a Class.

	Not Applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another
Person.

	Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company.

	Not Applicable.

Item 8.	Identification and Classification of Members of the
Group.

	Not Applicable.

Item 9.	Notice of Dissolution of Group:

	Not Applicable.

Item 10.	Certification.

	Not Applicable.

SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1999
							/s/ S. Joseph Dorr
							S. Joseph Dorr